UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report – April 27, 2005

(Date of earliest event reported)

QUESTAR CORPORATION
(Exact name of registrant as specified in charter)

STATE OF UTAH                                        1-8796                                87-0407509

(State of other jurisdiction of            (Commission File No.)             (I.R.S. Employer

incorporation or organization)                                                          Identification No.)

180 East 100 South Street, P.O. Box 45433 Salt Lake City, Utah 84145-0433
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5000

                                  Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

       CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

       CFR 240.13e-4(c))

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Item 7.01   Regulation FD

          On April 27, 2005, Questar Corporation issued a press release announcing its earnings for the quarter ended March 31, 2005.  A copy of this press release is furnished as Exhibit 99.1 and is incorporated by reference.

Item 9.01   Financial Statements and Exhibits.

          (c)   Exhibits.

Exhibit No.

Exhibit

         99.1

Release issued April 27, 2005, by Questar Corporation.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION

   (Registrant)

April 27, 2005

/s/S. E. Parks

S. E. Parks

Senior Vice President and

Chief Financial Officer

List of Exhibits:

Exhibit No.

Exhibit

        99.1

Release issued April 27, 2005 by Questar Corporation.

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Ex. 99.1

Questar Net Income Up 25% in First-Quarter 2005

Driven by Higher Pinedale Production, Prices and Gas-Gathering and Processing Results

SALT LAKE CITY — Questar Corp., a natural gas-focused energy company (NYSE:STR), reported a 25% increase in net income in first-quarter 2005 compared to the year-earlier period, driven by growing natural gas production, higher realized prices for natural gas and oil, and strong gas-processing margins.

Questar’s net income was $95.2 million, or $1.10 per diluted share, in the 2005 quarter compared to $76.1 million, or $0.89 per diluted share, in the 2004 period. There was an average of 86.7 million diluted common shares outstanding in the current-year quarter versus 85.2 million a year earlier.

Questar Market Resources Net Income Rises 41%

Questar subsidiary Questar Market Resources (Market Resources) – which engages in gas and oil exploration, development and production, gas gathering and processing, wholesale gas and oil marketing and gas storage – earned $56.6 million in first-quarter 2005 compared with $40.3 million a year earlier, a 41% increase.

“We now estimate that 2005 earnings per share could range from $3.15 to $3.30 per share compared to our previous guidance of $3.10 to $3.30 per share,” said Keith O. Rattie, Questar chairman, president and CEO. “First quarter production volumes were up about 4% from a year ago, but about one billion cubic feet of gas equivalent (bcfe) below our expectations because we drilled and completed fewer wells than planned due to bad weather, a shortage of rigs, and land access-related delays. We’re working through these issues, and still expect 2005 production to be within the previous guidance range of 112 bcfe to 114 bcfe – 8% to 10% higher than last year,” Rattie added.

Rattie noted that the company’s guidance excludes one-time items and assumes an average NYMEX price for gas of $7.10 per MMBtu for April through December 2005, and an average NYMEX prompt-month price of $53.50 per barrel for oil for April through December 2005. The company has hedged approximately 78% of its forecast full-year 2005 natural gas and oil-equivalent production. The company now estimates that a $0.10 change in the average NYMEX price of natural gas for the remainder of the year will result in about a $900,000 change in net income. Similarly, a $1 per barrel change in the average NYMEX prompt price of oil and natural gas liquids over the remainder of the year will result in about a $400,000 change in net income.

Market Resources’ subsidiary Questar Exploration and Production (Questar E&P) reported net income of $36.3 million in first-quarter 2005 – 44% higher than a year earlier. Questar E&P’s production for the first three months of 2005 increased 4% to 26.3 bcfe compared to 25.4 bcfe for the 2004 period. Questar E&P’s first-quarter 2005 production was impacted by weather-related well-completion and workover delays on properties in the Uinta Basin of Utah and in the western Midcontinent, delays caused by seasonal access restrictions on the company’s Rockies “Legacy” properties, and delays in obtaining rigs to drill planned development wells in the western Midcontinent.

Production from the Pinedale Anticline in western Wyoming increased 24% in the 2005 quarter to 7.5 bcfe compared with the 2004 period and comprised about 29% of Questar E&P’s total production. Pinedale production typically declines over the first three quarters of the year due to Bureau of Land Management (BLM) restrictions that limit access for drilling and well completions between mid-November and early May.

At the end of first-quarter 2005, Market Resources operated 106 producing wells at Pinedale compared to 76 a year earlier. Last November the BLM authorized Market Resources to drill with two rigs on one pad throughout the winter. Barring drilling problems, Market Resources expects to drill and complete, or be completing, eight wells on this pad by the end of the second quarter of 2005. At the end of the first quarter, the company also had two rigs active on state land. The company now has 12 drilling rigs under contract for the Pinedale summer drilling program, which will commence once the BLM authorizes access.

Uinta Basin production declined 9% to 5.7 bcfe in the 2005 quarter compared to 6.3 bcfe a year ago. Abnormal weather slowed completion and connection of new wells and routine workovers on existing wells. Weather-related conditions (mud) improved in mid-March, and Questar E&P has since reduced the backlog of well completions and workovers. In addition, high gathering-system pressures caused by a higher-pressure deep well continued to depress production from older lower-pressure wells. The company will install a separate gathering system for existing and new high-pressure wells, which should mitigate the impact on production from older wells.

Rockies Legacy production declined 9% in first-quarter 2005 to 4.1 bcfe compared to 4.4 bcfe during the 2004 period. Legacy properties include all of Questar E&P’s Rocky Mountain producing properties except Pinedale and the Uinta Basin. Production was down in the first three months of 2005 due to normal field decline and seasonal restrictions that limit access to company leases during the winter.

Questar E&P produced 9.0 bcfe in the Midcontinent in first-quarter 2005 compared to 8.6 bcfe for the same period of 2004, a 5% increase. During the quarter the company continued one-rig development programs in both the Hartshorne coalbed-methane project in the Arkoma Basin of eastern Oklahoma and its infill-development drilling on the Elm Grove properties in northwestern Louisiana. Delays in obtaining rigs and weather-related downtime negatively impacted production volumes and workover activity in the western Midcontinent region.

On an energy-equivalent basis, natural gas comprised about 87% of production in the 2005 quarter. A table at the end of this release details Questar E&P production by region.

Questar E&P’s average realized natural gas price (including hedges) increased 18% in first-quarter 2005 to $4.76 per thousand cubic feet (Mcf) compared to $4.05 per Mcf for the same period in 2004. Approximately 88% of gas production in the current-year quarter was hedged or pre-sold at an average price of $4.98 per Mcf net to the well (which reflects adjustments for regional basis, gathering and processing and gas quality). Hedging reduced gas revenues $9.6 million during the quarter.

For the 2005 quarter, realized oil and natural gas liquids (NGL) prices averaged $38.74 per barrel compared with $29.46 for first-quarter 2004, a 32% increase. Questar E&P hedged approximately 56% of its oil production during the current-year quarter at an average net-to-the-well price of $34.64 per barrel. Hedging reduced oil revenues $4.0 million during the 2005 period.

Questar may hedge up to 100% of its forecasted production from proved developed reserves to lock in acceptable returns on invested capital and to protect returns, cash flow and earnings from a decline in commodity prices. During the 2005 quarter, Questar E&P continued to take advantage of higher natural gas and oil prices to hedge additional production in 2005, 2006 and 2007. Natural gas and oil hedges as of the date of this release are summarized in a table at the end of the release.

Questar E&P’s pre-income-tax cost structure per unit of production (the sum of depreciation, depletion and amortization expense, lifting costs, general and administrative expense, and allocated interest expense) increased 13% to $2.67 per thousand cubic feet of gas equivalent (Mcfe) in first-quarter 2005 compared to $2.37 in the year-earlier period.

Depreciation, depletion and amortization expense rose 13% over the past year to $1.11 per Mcfe due to the normal decline in production from older, lower-cost successful-efforts pools, negative reserve revisions over the past 12 months in the Uinta Basin and higher reserve-replacement (finding and development) costs. Higher day-rates for rigs and other services, along with sharply higher steel prices, resulted in higher drilling and completion costs.

Lifting costs in the 2005 period increased 12% versus the 2004 quarter due to a $.04 per Mcfe increase in production taxes and a $0.07 per Mcfe increase in lease-operating expenses. Most production taxes are based on a fixed percentage of commodity sales prices. Higher lease-operating expenses reflect a general increase in well-service costs, including increased costs of contracted services and production-related supplies, increased workover and production enhancement projects, and additional weather-related costs in the current quarter.

General and administrative expenses increased $0.07 per Mcfe, or 26%, to $0.34 per Mcfe in the first quarter of 2005. The company continued to adjust employee compensation in response to industry competition for skilled professionals. Higher allocated corporate overhead (primarily employee benefits and compliance costs) also contributed to the increase.

A table at the end of this release details Questar E&P’s pre-income-tax cost structure.

Wexpro – a Market Resources subsidiary that develops and produces cost-of-service reserves for Questar Gas – earned $10.2 million in first-quarter 2005, 13% more than in the year-earlier period. Wexpro’s activities are governed by a long-standing agreement with the states of Utah and Wyoming. Pursuant to the agreement, Wexpro recovers its costs and receives an unlevered after-tax return of approximately 19% on its investment in commercial wells and related facilities, adjusted for working capital and reduced for deferred taxes and depreciation (the investment base). Wexpro’s investment base increased $16.7 million to $185.7 million at March 31, 2005. Wexpro’s net income also benefited from higher oil and NGL prices in 2005.

Questar Gas Management – Market Resources’ gas-gathering and processing-services business – increased net income 65% to $8.8 million in the current-year quarter compared to a year earlier. Gross keepwhole processing margins grew 97% from $3.5 million in the first quarter of 2004 to $6.8 million in the 2005 quarter, driven by the difference between the market value of natural gas and the market value of NGL extracted from the gas stream (commonly referred to as the “frac spread”) and a 15% increase in NGL volumes. Gathering volumes increased 1.0 million MMBtu to 59.6 million MMBtu in the 2005 quarter due primarily to expanding Pinedale production and new projects serving third parties in the Uinta Basin.

Questar Energy Trading – which sells Market Resources’ equity gas and oil, provides risk-management services, and operates a natural gas storage facility in the Rockies – earned $1.4 million in first-quarter 2005 versus $0.7 million in the year-earlier period. Gross margins for gas and oil marketing increased to $3.1 million in the 2005 quarter versus $2.3 million a year ago, a 34% increase.

Pipeline, Utility Improve Earnings

Questar Pipeline – which operates a natural gas-transportation and storage network in Wyoming, Utah and Colorado – earned $8.3 million in first-quarter 2005 versus $8.1 million in the year-earlier period. Revenues were essentially flat while operating and maintenance expenses were slightly lower. Questar Pipeline has continued to accrue for the potential refund of liquids revenue from the Kastler processing plant as required by a November 2004 order from the Federal Energy Regulatory Commission (FERC). The company has asked the FERC for a rehearing.

Questar Gas – a retail gas-distribution subsidiary – earned $28.7 million in first-quarter 2005, $2.4 million or 9% higher than a year ago. The utility served 800,523 customers on March 31, 2005, a 24,257 or 3.1% year-to-year increase. Average temperature-adjusted usage per customer rose 1% during the 2005 quarter compared with the year-earlier period. Customer growth and higher usage per customer more than offset a nominal rise in operating and maintenance expenses. Earnings in both periods were reduced for certain processing costs not included in rates, which totaled $1.7 million in first-quarters of both 2004 and 2005. The company has filed for ongoing recovery of these costs with the Public Service Commission of Utah, but a decision is not expected until the fourth quarter of 2005.

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Current Hedge Positions

	Rocky			Rocky
Time Periods	Mountains	Midcontinent	Total	Mountains	Midcontinent	Total
	Gas (in bcf)			Average price per Mcf, net to the well

Second quarter of 2005	12.9	6.4	19.3	$4.70	$5.23	$4.88
Second half of 2005	26.6	13.0	39.6	4.74	5.23	4.90
Remainder of 2005	39.5	19.4	58.9	4.73	5.23	4.89

First half of 2006	19.0	9.4	28.4	$5.18	$5.95	$5.43
Second half of 2006	19.2	9.6	28.8	5.18	5.95	5.43
12 months of 2006	38.2	19.0	57.2	5.18	5.95	5.43

First half of 2007	5.5	3.3	8.8	$5.61	$6.72	$6.03
Second half of 2007	5.5	3.4	8.9	5.61	6.72	6.03
12 months of 2007	11.0	6.7	17.7	5.61	6.72	6.03

	Oil (in Mbbl)			Average price per bbl, net to the well

Second quarter of 2005	273	91	364	$39.03	$34.70	$37.95
Second half of 2005	550	184	734	39.01	34.70	37.93
Remainder of 2005	823	275	1,098	39.02	34.70	37.94

First half of 2006	471	72	543	$46.15	$53.44	$47.12
Second half of 2006	478	74	552	46.15	53.44	47.12
12 months of 2006	949	146	1,095	46.15	53.44	47.12

First half of 2007	109	72	181	$50.49	$50.87	$50.64
Second half of 2007	110	74	184	50.49	50.87	50.64
12 months of 2007	219	146	365	50.49	50.87	50.64

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Questar E&P -- Production by Region
	3 Months Ended
	March 31,
	2005	2004
	(in bcfe)
Rocky Mountains
Pinedale Anticline	7.5	6.1
Uinta Basin	5.7	6.3
Rockies Legacy	4.1	4.4
Subtotal – Rocky Mountains	17.3	16.8

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Midcontinent
Tulsa	5.1	4.3
Oklahoma City	3.9	4.3
Subtotal – Midcontinent	9.0	8.6
Total – Questar E&P	26.3	25.4
Questar E&P – Pre-Income-Tax Cost Structure
	3 Months Ended
	March 31,
	2005	2004
	(Per Mcfe)

Lease–operating expense	$0.55	$0.48
Production taxes	0.46	0.42
Lifting costs	1.01	0.90

Depreciation, depletion and amortization	1.11	0.98
General and administrative expense	0.34	0.27
Allocated-interest expense	0.21	0.22
Total	$2.67	$2.37

Questar Corp. is a natural-gas focused energy company with an enterprise value of $6.0 billion. Headquartered in Salt Lake City, Questar finds, develops, produces, gathers, processes, transports and distributes natural gas. For more information, visit Questar’s internet site at:  www.questar.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the company’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K as amended for the year ended December 31, 2004. Subject to the requirements of otherwise applicable law, the company cannot be expected to update the statements contained in this news release or take actions described herein or otherwise currently planned.

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QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	3 Months Ended
	March 31,
	2005	2004
	(in thousands, except per share amounts)
REVENUES
Market Resources	$314,338	$234,054
Questar Pipeline	17,912	18,013
Questar Gas	343,690	306,879
Corporate and other operations	4,384	4,670

TOTAL REVENUES	680,324	563,616

OPERATING EXPENSES
Cost of natural gas and other products sold	342,786	266,259
Operating and maintenance	85,849	78,429
Depreciation, depletion and amortization	58,825	52,269
Questar Gas rate-refund obligation		1,490
Exploration	1,373	1,087
Abandonment and impairment of gas,
oil and other properties	1,405	4,406
Production and other taxes	26,385	22,886

TOTAL OPERATING EXPENSES	516,623	426,826

OPERATING INCOME	163,701	136,790

Interest and other income	2,651	1,824
Earnings from unconsolidated affiliates	1,546	1,310
Minority interest		(270)
Debt expense	(16,722)	(17,516)

INCOME BEFORE INCOME TAXES	151,176	122,138
Income taxes	56,005	46,005

NET INCOME	$95,171	$76,133

EARNINGS PER COMMON SHARE
Basic	$1.13	$0.91
Diluted	1.10	0.89

Weighted average common shares outstanding
Used in basic calculation	84,417	83,374
Used in diluted calculation	86,728	85,168

Dividends per common share	$0.215	$0.205

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QUESTAR CORPORATION
OPERATIONS BY LINE OF BUSINESS
(Unaudited)
	3 Months Ended
	March 31,
	2005	2004
	(in thousands, except per share amounts)

REVENUES FROM UNAFFILIATED CUSTOMERS
Market Resources	$314,338	$234,054
Questar Pipeline	17,912	18,013
Questar Gas	343,690	306,879
Corporate and other operations	4,384	4,670
	$680,324	$563,616

REVENUES FROM AFFILIATED COMPANIES
Market Resources	$38,084	$34,357
Questar Pipeline	22,425	22,293
Questar Gas	1,261	1,137
Corporate and other operations	602	6,527
	$62,372	$64,314

OPERATING INCOME
Market Resources	$94,718	$69,323
Questar Pipeline	18,357	18,287
Questar Gas	49,951	47,899
Corporate and other operations	675	1,281
	$163,701	$136,790

NET INCOME
Market Resources	$56,621	$40,255
Questar Pipeline	8,339	8,113
Questar Gas	28,712	26,311
Corporate and other operations	1,499	1,454
	$95,171	$76,133

EARNINGS PER COMMON SHARE - DILUTED
Net income	$1.10	$0.89

Weighted avg. diluted common shares	86,728	85,168

Dividends per common share	$0.215	$0.205

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QUESTAR CORPORATION
SELECTED OPERATING STATISTICS
(Unaudited)
	3 Months Ended
	March 31,
	2005	2004
	(d = 10, M = 1,000)
MARKET RESOURCES
Questar E&P production volumes
Natural gas (MMcf)	22,839	21,888
Oil and natural gas liquids (Mbbl)	583	587
Total production (bcfe)	26.3	25.4
Average daily production (MMcfe)	293	279

Questar E&P average commodity price, net to the well
Average realized price (including hedges)
Natural gas (per Mcf)	$4.76	$4.05
Oil and natural gas liquids (per bbl)	$38.74	$29.46

Average sales price (excluding hedges)
Natural gas (per Mcf)	$5.18	$4.72
Oil and natural gas liquids (per bbl)	$45.59	$31.85

Wexpro net investment base at March 31,
(millions)	$185.7	$169.0

Natural gas gathering volumes (in hundreds
of thousands of MMBtu)
For unaffiliated customers	32,535	34,294
For Questar Gas	11,256	9,757
For other affiliated customers	15,846	14,558
Total gathering	59,637	58,609
Gathering revenue (per MMBtu)	$0.26	$0.21

Natural gas and oil marketing volumes (Mdthe)
For unaffiliated customers	29,600	21,855
For affiliated customers	21,861	20,350
Total marketing	51,461	42,205

QUESTAR PIPELINE
Natural gas transportation volumes (Mdth)
For unaffiliated customers	55,592	53,734
For Questar Gas	43,739	49,876
For other affiliated customers	1,976	4,260
Total transportation	101,307	107,870
Transportation revenue (per dth)	$0.26	$0.25

Firm-daily transportation demand (Mdth)	1,625	1,646

QUESTAR GAS
Natural gas volumes (Mdth)
Residential and commercial sales	39,919	41,684
Industrial sales	1,703	3,014
Transportation for industrial customers	8,655	9,938
Total deliveries	50,277	54,636

Natural gas revenue (per dth)
Residential and commercial	$8.07	$6.79
Industrial sales	$6.11	$5.52
Transportation for industrial customers	$0.19	$0.19
Heating degree days
colder (warmer) than normal	(5%)	12%
Temperature-adjusted usage per
customer (dth)	49.9	49.3
Customers at March 31,	800,523	776,266